Exhibit 99.1

Cohu Sells Littleton, Massachusetts Facility

POWAY, California, May 8, 2006 – Cohu, Inc. (NASDAQ:COHU) today announced it sold the land and building previously used by its Delta Design subsidiary’s operations in Littleton, Massachusetts. The majority of these operations were consolidated into Delta Design’s facility in Poway, California in 2003 and 2004. The property was sold for $6.5 million in cash, less related costs, resulting in a net pretax gain of approximately $3.0 million, that will be recorded in Cohu’s second fiscal quarter of 2006.

About Delta Design, Inc., a Cohu Company
Delta Design, a subsidiary of Cohu, Inc., in Poway, California, is a leader in the design, development, manufacture and sale of semiconductor test handling equipment. Cohu is also a supplier of closed circuit television, metal detection and microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: John Allen — Investor Relations (858) 848-8106; Sales (978) 486-1060 or visit www.deltad.com.

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